                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (the "Agreement") dated as of the 1st day of June, 1997, between FLEMINGTON PHARMACEUTICAL CORPORATION, a New Jersey corporation (together with its successors and assigns referred to herein as the "Corporation"), with principal executive offices located at 43 Emery Avenue, Flemington, New Jersey 08822 and JOHN J. MORONEY, residing at 44 Rugen Drive, Harrington Park, New Jersey 07640 (the "Executive").

                               W I T N E S S E T H

         WHEREAS, the Corporation desires to employ Executive as the Corporation's Chairman of the Corporation's Board of Directors to engage in such activities and to render such services under the terms and conditions hereof and has authorized and approved the execution of this Agreement; and

         WHEREAS, Executive desires to be employed by the Corporation under the terms and conditions hereinafter provided;

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

         1.       Employment, Duties and Acceptance.

                  1.1 Services. During employment hereunder, Executive shall be Chairman of the Corporation's Board of Directors (the "Board"), shall have the powers and duties set forth in the Corporation's By-laws and normally held by an executive holding such a position and shall report directly to the Board of which Executive shall be a member. Executive shall devote Executive's business time, attention, knowledge and skills faithfully, diligently and to the best of Executive's ability in furtherance of the business and activities of the Corporation (the "Services"). The principal place of performance by Executive of services hereunder shall be at the Executive's home office at the address above. The Executive shall devote to the Corporation the amount of time mutually agreed upon by the Executive and the Board. In determining the amount of time the Executive shall devote to the Corporation, the Board shall consider the Executive's business interests beyond that of the Corporation, including his obligations to Landmark Financial Corp., a New Jersey corporation ("Landmark"). The Services provided by the Executive will focus on the development of the Immediate Delivery System, as defined in Section 10.2.

                  1.2   Acceptance.   Executive hereby accepts such employment
and agrees to render the Services.

                  1.3 Acknowledgment of Other Employment. The Corporation hereby acknowledges that the Executive has, and will continue to engage in, business interests beyond that of the Corporation, including that the Executive is the sole shareholder and an employee of Landmark. The Corporation acknowledges that Landmark and/or the Executive provide consulting services to companies which engage in the same or similar businesses as that of the Corporation, including but not limited to the health care and pharmaceutical industries. The Corporation agrees that that the Executive may conduct such business interests, provided, however, that: (i) that the Executive does not become an employee (but may become a Director) of any company other than Landmark; (ii) that (except as permitted by this Agreement) the Executive's outside business interest is not with a Competitive Businesses as defined in
Section 10.2; and (iii) that in the event the Executive or Landmark engages or proposes to provide services to a Competitive Business, the Executive shall proceed in the manner described in Section 10.4. Notwithstanding anything to th contrary in this Agreement, the Executive may conduct any outside business and has no obligation to seek approval of the Corporation for participating in an outside business interest where (a) the Proposed Engagement is not a Competitive Business, or (b) where the Executive's participation in the Proposed Engagement does not materially focus on significant projects in development by the Corporation, as such terms are defined in Section 10 hereof.

         2.       Term of Employment.

                  2.1 Term. The Executive's employment under this Agreement (the "Term") shall commence as of the Effective Date (as hereinafter defined) and shall continue for a term of three (3) years, unless sooner terminated pursuant to Sections 5 or 9 of this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing Confidentiality shall continue in effect as specified in Section 10.1 hereof and survive the expiration or termination hereof.

                  2.2 Effective Date. The effective date of this Agreement (the "Effective Date") shall be the date of the closing of the Corporation's initial public offering of equity securities (the "IPO").

         3.       Base Salary and Expense Reimbursement.

                  3.1 Base Salary. The Corporation shall pay Executive a salary (the "Base Salary") at the rate of $150,000 per year for the first year of employment under this Agreement. Payment shall be made monthly, on the last day of each calendar month. For each subsequent calendar year of employment, the Base Salary shall be increased by the greater of the "cost of living increase" (as defined below) or seven and one-half percent (7 1/2%).

                  3.2 Expense Reimbursement. All travel and other expenses reasonably incurred by Executive incidental to the rendering of Services to the Corporation hereunder shall be paid by the Corporation or reimbursed to Executive upon receipt and approval of expense reports on the Corporation forms supported by appropriate documentation. From time to time, Executive shall submit, and obtain approval for, proposed expense budgets. All unbudgeted expenses in excess of $1,000.00 (individually, or collectively if in connection with a single, related subject or project within a given month) shall require advance approval.

                  3.3 Bonuses. In connection with the Executive's employment, the Executive and the Corporation shall negotiate the terms of any increases in the Executive's compensation (beyond that provided for in Section 3.1), cash bonuses and other compensation in the form of stock, stock options, life insurance, disability insurance or other property based upon the Corporation's performance.

                  3.4 Cost of Living Increase. For purposes of this Agreement, "cost of living increase" means the annual percentage increase of the U.S. Department of Labor, BLS, Consumer Price Index (CPI-W) (Philadelphia-New Jersey) during the twelve month period ending on the date of the most recently available data as of the respective dates of adjustment.

         4.       Stock Options.

         In connection with this Agreement, the Corporation has granted Executive nonqualified stock options (outside of the Corporation's stock option plans) to purchase 300,000 shares of the Corporation's common stock, at an exercise price of $1.84 per share (the "Nonplan Options"). The Nonplan Options may be exercised by Executive at any time during the ten (10) years following the date of grant and, notwithstanding the status of Executive as an employee of the Corporation, can not be terminated or revoked by the Corporation.

         5.       Severance and Change in Control.

                  5.1 Executive's Termination for Good Reason. In the event that Executive's employment hereunder shall be terminated for Good Reason (as defined in Section 9.4 hereof) at any time prior to the end of the Term, Executive shall be entitled to receive from the Corporation, in addition to any Base Salary earned to the date of termination, a severance payment in an amount equal to Executive's Base Salary for the remainder of the entire Term, payable to the Executive in biweekly increments until the date on which the Term would have otherwise expired, had the termination not occurred. Nothing in this Section 5.1 shall affect the exercisability of the Nonplan Options in Section 4 hereof or the obligations of the Executive under Sections 10.1 and 10.5 hereof. In the event of such termination, the amounts due hereunder shall be payable without offset or defense or any obligation of the Executive to mitigate damages.

                  5.2 Executive's Termination without Good Reason. In the event that the Executive terminates employment without Good Reason (as defined in Section 9.4 hereof) at any time prior to the end of the Term, Executive shall be entitled to receive from the Corporation payment of any unpaid accrued Base Salary earned through the date of termination. In the event of such termination, all obligations of the Corporation and the Executive hereunder shall terminate on the date of termination and the Executive's termination without Good Reason shall act as a waiver of all claims to compensation which would have otherwise accrued after the date of termination. Nothing in this Section 5.2 shall affect the exercisability of the Nonplan Options in Section 4 hereof or the obligations of the Executive under Sections 10.1 and 10.5 hereof.

                  5.3 Change in Control. Executive, at his option, shall be able to terminate this Agreement upon written notice given to the Secretary of the Corporation within ninety (90) days of an occurrence of a "Change in Control". A "Change in Control" of the Corporation shall mean a change in control of the Corporation or any entity controlling the Corporation (referred to collectively in this Section 5 as the Corporation) of a nature that would be required to be reported in response to Item 1 of a Current Report on Form 8-K, pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a Change in Control shall be deemed to have occurred at such time as (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a person who or which is a shareholder of the Corporation immediately prior to the IPO, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation's outstanding securities ordinarily having the right to vote at elections of directors; or (b) individuals who constitute the Board (the "Incumbent Board") immediately prior to the IPO cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election by the Corporation's shareholders was approved by a vote of at least three quarters of the directors comprising the Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a sale by the Corporation of all or substantially all of its assets occurs. Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transactions which result in the acquisition by the Executive, or by a group of persons which includes the Executive, directly or indirectly, of a majority of either the outstanding shares of common stock of the Corporation or the voting securities of any corporation which acquires all or substantially all of the assets of the Corporation, whether by way of merger, consolidation, sale of such assets or otherwise. Notwithstanding anything contained in this Agreement to the contrary, if, while the Executive is employed by the Corporation, a Change in Control shall occur with or without the prior approval of the Incumbent Board, then the Corporation shall immediately pay the Executive a lump sum amount equal to the product of the Executive's Base Salary for the year in which the Change in Control occurred, and 2.99; provided, however, that the amount so paid shall not exceed 2.99 times the Executive's "base amount", as such term is defined in
Section 280(G)(b) of the Internal Revenue Code. The lump sum payment specified in the preceding sentence shall be made in addition to any other compensation due to the Executive, or his beneficiaries, by the Corporation, including but not limited to salary, severance pay, consulting fees, disability benefits, termination benefits, retirement benefits, life and health insurance benefits, stock ownership or stock option benefits.

         6.       Additional Benefits.

         During Executive's employment, the Corporation shall cause Executive to be covered by all the Corporation's employee benefit plans, in effect from time to time, for which Executive is eligible, including without limitation, any retirement plan or group insurance.

         7.       Vacation.

         Executive shall be entitled to such holidays as are in effect for all of the Corporation's employees, and to sick leave in accordance with the Corporation policy as in effect from time to time. In addition, Executive shall be entitled to six weeks vacation days (thirty business days) during the initial year of this Agreement. During the second and third years of this Agreement, Executive shall be entitled to seven and eight weeks vacation time, respectively. The timing of the taking of vacation is left to the discretion of Executive, provided the same is not inconsistent with the reasonable business requirements of the Corporation. Vacation days not used by Executive during a given year may be accumulated and carried forward to future years.

         8.       Indemnification.

         The Corporation shall indemnify Executive and hold Executive harmless against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding to which Executive is a named party, or (b) any claim asserted or threatened against Executive, provided, in either case, the matter has arisen because of or in connection with Executive's being or having been an employee, officer or director of the Corporation, whether or not he continues to be such at the time the expenses indemnified against are incurred, except insofar as (a) such indemnification is prohibited by law or (b) the expenses were incurred in connection with a matter where the Corporation is or was in an adversarial position to Executive and the Corporation prevailed against Executive in such matter (excluding from non-indemnification situations where the Corporation and the Executive are joint tortfeasors in a suit by a third party). Expenses indemnified against include, without limitation, reasonable attorneys fees, money judgments and money settlements, provided (a) the Corporation has an obligation to provide indemnification to the Executive under the terms of the foregoing sentence, and (b) the Corporation has received advance written notice of the incurred covered expenses. This Section 8 is independent of any similar indemnification obligation which may be contained in the Corporation's Certificate of Incorporation or By-laws, and applies as well to matters attributable to Executive's employment by the Corporation before the Effective Date of this Agreement, if applicable.

         9.       Termination.

                  9.1 Death. If Executive dies during the Term of this Agreement, Executive's employment hereunder shall terminate upon his death and all obligations of the Corporation hereunder shall terminate on such date, except that Executive's estate or his designated beneficiary shall be entitled to payment of any unpaid accrued Base Salary through the date of his death.

                  9.2 Disability. If Executive shall be unable to perform a significant part of his duties and responsibilities in connection with the conduct of the business and affairs of the Corporation and such inability lasts for a period of at least 180 consecutive days by reason of Executive's physical or mental disability, whether by reason of injury, illness or similar cause,

Executive shall be deemed disabled, and the Corporation any time thereafter may terminate Executive's employment hereunder by reason of the disability. During such 180 day period, the Base Salary and other benefits payable to Executive hereunder shall not be suspended or diminished, except to the extent equivalent to the extent of any Corporation-provided disability insurance in effect. Upon delivery to Executive of termination notice, all obligations of the Corporation hereunder shall terminate, except that Executive shall be entitled to payment of any unpaid accrued Base Salary through the date of termination. The obligations of Executive under Section 10 hereof shall continue notwithstanding termination of Executive's employment pursuant to this Section 9.2.

                  9.3 Termination For Cause. The Corporation may at any time during the Term, with 30 days prior written notice, terminate this Agreement and discharge Executive for Cause, whereupon the Corporation's obligation to pay compensation or other amounts payable hereunder to or for the benefit of Executive shall terminate on the date of such discharge. As used herein the term "Cause" shall be deemed to mean and include: (i) a willful material breach by Executive of this Agreement including without limitation a breach by Executive of the obligations set forth in Section 10 hereof; (ii) alcoholism or drug abuse; (iii) willful substantial neglect by Executive of or to his duties hereunder; (iv) willful violation of specific and lawful written or oral direction from the Board of Directors of the Corporation provided such direction is not inconsistent with the Executive's duties and responsibilities as Chairman of the Corporation's Board of Directors; or (v) fraud, criminal conduct or embezzlement. The following shall be deemed a material breach for the purposes of Subsection (i) hereof: (a) the Executive's conviction for, or a plea of nolo contendere to, a felony or a crime involving moral turpitude (which, through lapse of time or otherwise, is not subject to appeal); or (b) willful misconduct as an employee of the Corporation with the intent to damage the Corporation. The obligations of the Executive under Section 10 shall continue notwithstanding termination of the Executive's employment pursuant to this Section 9.3. Nothing in this section 9.3 shall affect the exercisability of the Nonplan Options in
Section 4 hereof.

                  9.4 Termination by Executive with Good Reason. The Executive shall have the right to terminate this Agreement for Good Reason, as hereinafter defined. Good Reason shall mean any of the following: (i) the assignment to the Executive of duties inconsistent with the Executive's position, duties, responsibilities, titles or offices as described herein; (ii) any material reduction by the Corporation of the Executive's duties and responsibilities (including the appointment, without the Executive's consent, of an executive officer senior to him); (iii) any reduction by the Corporation of the Executive's compensation or benefits payable hereunder (it being understood that a reduction of benefits applicable to all employees of the Corporation, including the Executive, shall not be deemed a reduction of the Executive's compensation package for purposes of this definition); (iv) requiring the Executive to be based without his consent at a location not within reasonable commuting distance of Flemington, New Jersey; or (v) any material breach of this Agreement by the Corporation. For purposes of Subsection (v) hereof, "material breach" includes, but is not limited to, the Corporation's failure to pay any portion of the Executive's base salary in accordance with Section 3.1 hereof and the unpaid amount remains outstanding for a period of ninety (90) days from the date payment was due.

                  9.5 Termination by Executive without Good Reason. The Executive shall have the right to terminate this Agreement without Good Reason (as defined in Section 9.4 hereof) at any time prior to the end of the Term whereupon the Executive is entitled to receive from the Corporation only unpaid accrued Base Salary earned through the date of termination, as set forth in
Section 5.2 hereof.

         10.      Confidentiality; Non-Competition; Competitive Business.

                  10.1 Confidentiality. The Corporation and Executive acknowledge that the services to be performed by Executive under this Agreement are unique and extraordinary, and, as a result of Executive's employment hereunder, Executive will be in possession of Confidential Information (as hereinafter defined). For purposes of this Agreement, Confidential Information is defined to include only material, proprietary, nonpublic information relating to the business and affairs of the Corporation. Executive agrees that Executive will not, other than in the ordinary course of business and subject to receipt of an appropriate Confidentiality Agreement, during or after any term of employment, directly or indirectly use or disclose to any person, firm or corporation any Confidential Information acquired by Executive during Executive's employment, unless Executive has obtained the Corporation's advance written consent specifically authorizing Executive's disclosure or use thereof. For purposes of this Agreement, Confidential Information shall specifically exclude information (i) in the public domain; (ii) known to the Executive and acquired by Executive outside of the scope of his relationships with the Corporation; or (iii) disclosed by a third party not having an obligation of confidentiality to the Corporation or the Executive.

                  10.2 Definition of Competitive Business. Any outside business opportunity which would cause the Executive to disclose information or utilize the technology relating to a significant project in development by the Corporation is a Competitive Business. For purposes of this Section 10.2, a project is significant if the Corporation has expended $200,000 toward the research, development and/or production thereof. As of the date of this Agreement, the Corporation's only significant projects are the lingual spray and soft bite gelatin capsule delivery systems (collectively referred to hereinafter as the "Immediate Delivery System"). Therefore, the Executive may participate in a Proposed Engagement (as defined in Section 10.4) with an entity that competes with or conducts business similar to that of the Corporation so long as the Executive's participation in the Proposed Engagement does not materially focus on a significant project of the Corporation.

                  10.3 Non-Competition. Except as otherwise provided in Section 10, the Executive agrees that, for a period beginning with the Effective Date of this Agreement and ending twelve months after the date of termination of employment by the Corporation, Executive shall not, either individually or in conjunction with any person, firm, association, syndicate, company or corporation, directly or indirectly (as principal, agent, employee, director, officer, shareholder, partner, independent contractor, individual proprietor, or as an investor who has made advances, loans or contributions to capital, or in any other manner whatsoever) compete with the Corporation in a significant project in development by the Corporation. Executive also agrees that, during such period, Executive will not solicit or encourage any persons who, during such period, were employees of Corporation to (i) terminate such persons' employment with Corporation; or (ii) become affiliated with any person, firm, association, syndicate, company or corporation which is in a business similar to that of the Corporation and in which Executive, either directly or indirectly, has an interest. If Corporation directs Executive to cease and desist a proposed post-termination course of conduct on the grounds that he is proposing to compete with the Corporation's business, during this one-year post-termination period, Corporation shall compensate Executive by paying him his Base Salary (and benefits to the extent not inconsistent with the Corporation's obligations) during the period he is prevented from pursuing such activity.

                  10.4 Disclosure of Certain Proposed Engagements. With respect to outside business opportunities, Executive agrees that he will diligently inquire as to the nature of the business of those persons or entities with whom the Executive proposes to conduct business (the "Proposed Engagement"). If the Executive wishes to engage in the Proposed Engagement, and the Proposed Engagement is (i) with a company, partnership or business entity which is a Competitive Business, as defined in Section 10.2 hereof, and (ii) the Executive's participation in the Proposed Engagement materially focuses on a significant project in development by the Corporation, the Executive shall disclose to the President of the Corporation, in writing and in a timely fashion, the following: (a) the identity of the other party to the Proposed Engagement; (b) the nature of business of the other party to the Proposed Engagement; (c) the nature of the Executive's role in the Proposed Engagement; and (d) the scope of the Executive's participation in the Proposed Engagement. Upon receipt of notice of such a Proposed Engagement, the President must advise the Executive within seventy-two (72) hours whether the Executive is permitted to participate in the Proposed Engagement. In the event the President fails to notify the Executive within seventy-two (72) hours of receipt of the Executive's notice, or if the President denies the Executive the ability to participate in the Proposed Engagement, the Executive has the right to call a meeting of the Board of Directors who shall determine by a majority vote of the disinterested directors whether to allow or disallow the Executive's participation in the Proposed Engagement. If the Executive's participation in the Proposed Engagement is approved by the President or by the Board of Directors, such approval shall act as a waiver of Section 10.3 for the duration of and to the extent of the Executive's participation in the specific Proposed Engagement only. If the Executive's participation in the Proposed Engagement is disapproved by the President or by the Board of Directors, the Executive may terminate this Agreement, however, such termination shall be made without good cause pursuant to Section 5.2 hereof. In the event the Executive is not serving as Chairman of the board at the time of the Proposed Engagement arises, Executive shall notify the Chairman of the Board, and not the President, who shall render the preliminary determination whether to allow or disallow the Executive's participation in the Proposed Engagement in the manner set forth in this Section 10.4.

                  10.5 Anti-Raiding. Executive agrees that during the term of his employment hereunder, and, thereafter for a period of one (1) year, Executive will not, as principal, agent, employee, employer, consultant, director or partner of any person, firm, corporation or business entity other than the Corporation, or in any individual or representative capacity whatsoever, directly or indirectly, without the prior express written consent of the Corporation approach, counsel or attempt to induce any person who is then in the employ of the Corporation to leave the employ of the Corporation or employ or attempt to employ any such person or persons who at any time during the preceding six months was in the employ of the Corporation. Excepted from this
Section 10.5 are Landmark's present employees and/or agents. The Corporation acknowledges, as of the date of this Agreement, that the Executive and one other agent of the Corporation are presently employed and/or engaged by Landmark.

                  10.6 Injunction. Executive acknowledges and agrees that, because of the unique and extraordinary nature of his services, any breach or threatened breach of any of the above provisions of this Section 10 hereof will cause the Corporation irreparable injury and incalculable harm and, therefore, the Corporation will have "no adequate remedies at law". Executive, therefore, agrees in advance that Corporation shall be entitled to injunctive and other equitable relief for such breach or threatened breach and that resort by the Corporation to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which the Corporation may have with respect to such breach or threatened breach. The Executive agrees that in such action, if the Corporation makes a prima facie showing that Executive has violated or reasonably appears to intend to violate any of the provisions of this Section 10, the Corporation need not prove damage in order to obtain injunctive relief. The Corporation and Executive agree that any such action for injunctive or equitable relief shall be heard in a state or federal court situated in New Jersey and each of the parties hereto agrees to accept service of process by registered mail and to otherwise consent to the jurisdiction of such courts.

                  10.7 No Indemnification. The provisions of Section 8, above, do not apply to any expenses incurred by Executive in defending against any claim made pursuant to this Section 10, unless the dispute regarding this
Section 10 is adjudicated to a final determination by a court of competent jurisdiction or by arbitration in which the Executive prevails.

                  10.8 Severability. If any provision contained within this
Section 10 is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then such restriction shall be enforced to the maximum extent permitted by law, and Executive agrees that such extent, duration or scope may be modified in any proceeding brought to enforce such restriction.

         11.      Arbitration.

         Except with respect to any proceeding brought under Section 10 hereof, any controversy, claim, or dispute between the parties, directly or indirectly, concerning this Employment Agreement or the breach hereof, or the subject matter hereof, including questions concerning the scope and applicability of this arbitration clause, shall be finally settled by arbitration in the State of New Jersey pursuant to the rules then applying of the American Arbitration Association. The arbitrators shall consist of one representative selected by the Corporation, one representative selected by the Executive and one representative selected by the first two arbitrators. The parties agree to expedite the arbitration proceeding in every way, so that the arbitration proceeding shall be commenced within thirty (30) days after request therefore is made, and shall continue thereafter, without interruption, and that the decision of the arbitrators shall be handed down within thirty (30) days after the hearings in the arbitration proceedings are closed. The arbitrators shall have the right and authority to assess the cost of the arbitration proceedings and to determine how their decision or determination as to each issue or matter in dispute may be implemented or enforced. The decision in writing of any two of the arbitrators shall be binding and conclusive on all of the parties to this Agreement. Should either the Corporation or the Executive fail to appoint an arbitrator as required by this Section 11 within thirty (30) days after receiving written notice from the other party to do so, the arbitrator appointed by the other party shall act for all of the parties and his decision in writing shall be binding and conclusive on all of the parties to this Employment Agreement, subject to appeal, if any. Any decision or award of the arbitrators shall be final and conclusive on the parties to this Agreement; judgment upon such decision or award may be entered in any competent Federal or state court located in the United States of America; and the application may be made to such court for confirmation of such decision or award for any order of enforcement and for any other legal remedies that may be necessary to effectuate such decision or award. In the event a dispute between the Executive and the Corporation is adjudicated to a final determination by a court of competent jurisdiction or by arbitration, the party against whom the finding is made shall pay the prevailing party's reasonable attorneys fees and costs of suit.

         12. Non-payment of Severance. In the event the Executive terminates this Agreement pursuant to Section 5 hereof and the Corporation fails to pay any portion of compensation (including severance) due to the Executive, the Executive may bring such claim for non-payment to arbitration pursuant to
Section 11 hereof. In the event the arbitration renders a determination that the Corporation materially breached this Agreement by failing to pay compensation owed to the Executive and awards the Executive unpaid compensation, the Executive shall be released from his obligations under Sections 10.1 and 10.5 hereof.

         13.      Notices.

         All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, telecopy (if followed by overnight mail) or mailed first-class, postage prepaid, by registered or certified mail (notices sent by telegram or mailed shall be deemed to have been given on the date sent), to the parties at their respective addresses hereinabove set forth or to such other address as either party shall designate by notice in writing to the other in accordance herewith. Copies of all notices to the Corporation shall be sent to Gerard S. DiFiore, Esq. at Reed Smith Shaw & McClay LLP, One Riverfront Plaza, First Floor, Newark, New Jersey, 07102. Copies of all notices to the Executive shall be sent to Nathan G. Fink, Esq., 470 New Milford Avenue, Oradell, New Jersey, 07649.

         14.      General.

                  14.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of New Jersey applicable to agreements made and to be performed entirely in New Jersey.

                  14.2 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  14.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

                  14.4 Severability. If any of the provisions of this Agreement shall be unlawful, void, or for any reason, unenforceable, such provision shall be deemed severable from, and shall in no way affect the validity or enforceability of, the remaining portions of this Agreement.

                  14.5 Waiver. The waiver by any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision hereof.

                  14.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

                  14.7 Assignability. This Agreement, and Executive's rights and obligations hereunder, may not be assigned by Executive. The Corporation may only assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets subject to the terms of Section 5.3; in any event the rights and obligations of the Corporation hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

                  14.8 Survival of Option Rights. Nothing in this Agreement shall affect the Executive's exercisability of the Nonplan Options in Section 4 hereof.

                  14.9 Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. No superseding instrument, amendment, modification, cancellation, renewal or extension hereof shall require the consent or approval of any person other than the parties hereto. The failure of either party at any time or times to require performance of any provision hereof shall in no matter affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


ATTEST:                                              FLEMINGTON PHARMACEUTICAL
                                                     CORPORATION.



By:______________________                   By:_________________________________
                 , Title                       Harry A. Dugger, President


WITNESS:


-------------------------                   ------------------------------------
                                            John J. Moroney, individually